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PRESS RELEASE


PULASKI FINANCIAL CORP. ANNOUNCES RESTATEMENT OF FINANCIAL RESULTS DUE TO CORRECTION IN ACCOUNTING FOR HEDGING TRANSACTIONS

ST. LOUIS, NOVEMBER 17, 2005--Pulaski Financial Corp. (NASDAQ: PULB) announced today that it is correcting prior accounting errors in its treatment of certain derivatives and will restate its three quarterly financial statements for fiscal 2005 in its annual report on Form 10-K for the year ended September 30, 2005, which will be filed in December. Pulaski Financial is also issuing a revision to its September 30, 2005 earnings release. For the fiscal year ended September 30, 2005, the cumulative corrections are expected to lower net income by 6% or $486,000 (net of income taxes). The correction is not expected to impact future operating results, and the losses incurred in the current period are expected to be recovered in future periods as the derivatives mature. In spite of the restatement, net income for the year ended September 30, 2005 rose 28% or $1.6 million to $7.5 million compared to net income of $5.9 million for the year ended September 30, 2004.

"Although our net income for fiscal 2005 is reduced by this restatement, we believe the Company is economically unaffected because the decrease in the fair value of these derivatives has been closely matched by increases in the fair value of the hedged brokered CDs," said William A. Donius, Chairman and CEO of Pulaski Financial. "This is an issue related to documentation and technical interpretation. These changes are non-cash related. The losses resulting from the change are not permanent and will be offset by future income as the derivatives mature. Further, we believe this to be a general mis-application of the FAS 133 short-cut method in the banking industry, as we are one of several companies to date that have made this change in application of FAS 133."

BACKGROUND INFORMATION

Since November 2004, Pulaski Financial has entered into various interest rate swaps to hedge the interest rate risk inherent in certain of its brokered certificates of deposit (CDs). Since inception of the hedging program, Pulaski Financial has applied the "short-cut" method of fair value hedge accounting under Financial Accounting Standards (FAS) 133 to account for the swaps. Pulaski Financial has determined, in conjunction with its independent registered public accounting firm, KPMG LLP, that these swaps do not qualify for the short-cut method because the related broker fee is considered to have caused the swap not to have zero value at inception (which is required under FAS 133 to qualify for the short-cut method). The Company entered into the transactions in order to better match the interest rate characteristics of its commercial and other prime adjusting loans. Economically, these transactions are satisfying their intended results.

FAS 133 requires that all derivatives be carried on the Company's balance sheet at fair value and that periodic changes in their fair value be recorded in earnings. However, if hedging relationships meet certain criteria specified in FAS 133, they are eligible for hedge accounting and the offsetting changes in fair value of the hedged items may be recorded in earnings. The application of hedge accounting would generally require the Company to evaluate the effectiveness of the hedging relationships on an ongoing basis and to calculate the changes in fair value of the derivatives and related hedged items independently. This is known as the "long-haul" method of hedge accounting. Transactions that meet more stringent criteria qualify for the "short-cut" method of hedge accounting in which an assumption can be made that the change in fair value of a hedged item exactly offsets the change in value of the related derivative.


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"Since the Company designated these hedges as qualifying for short-cut hedge accounting, the provisions of FAS 133 would not allow the Company to apply retroactively the long-haul method, although the Company believes that they would have qualified for long-haul hedge accounting treatment if they had been documented that way at their inception," said Ramsey K. Hamadi, Chief Financial Officer. "We are putting the necessary documentation in place to transition from the short-cut method to "long-haul" method of fair value hedge accounting for future periods. Further, the losses experienced in the current period are expected to amortize as income over the lives of the derivative instruments following the revision of necessary documentation."

RESTATEMENT CAUSES CHANGE IN MANAGEMENT'S ASSESSMENT OF CONTROLS

As a result of the errors in applying fair value hedge accounting, management evaluated its prior conclusions regarding the effectiveness of the Company's disclosure controls and procedures. Based upon that evaluation, management has concluded that a material weakness existed in its internal controls over financial reporting as of December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and that, as a result of this material weakness, the Company's disclosure controls and procedures were not effective as of such dates.

Although management has not completed its assessment of the Company's internal control over financial reporting as of September 30, 2005, management anticipates that it will conclude that the Company's internal control over financial reporting was not effective as of such date as a result of the material weakness related to the Company's accounting for certain derivative financial instruments under FAS 133.

STOCK OFFERING DELAYED

Subject to market conditions, the Company intends to move forward with its previously announced public offering of common stock after completing the restatement of its quarterly financial information, which will be filed in the annual report and 10-K for the recently completed fiscal year.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS ANNOUNCEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. TO OBTAIN A COPY OF THE WRITTEN PROSPECTUS, WHEN AVAILABLE, PLEASE CONTACT KEEFE, BRUYETTE & WOODS AT 787 SEVENTH AVENUE - 4TH FLOOR, NEW YORK, NY 10019 OR HOWE BARNES INVESTMENTS, INC. AT 222 S. RIVERSIDE PLAZA, 7TH FLOOR, CHICAGO, IL 60606.

STATEMENTS IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED OR IMPLIED BY SUCH STATEMENTS FOR A VARIETY OF FACTORS INCLUDING CHANGES IN THE PUBLIC CAPITAL MARKETS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE ARE BASED ON INFORMATION AVAILABLE AT THE TIME OF THE RELEASE. PULASKI FINANCIAL ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT.


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The tables below set forth the primary changes from the previously announced financial results. The restatement required the following adjustments:

     1. The net cash settlements under the CD swaps that were originally reported in deposit interest expense, with the interest expense of the brokered CDs, have been reclassified to non-interest expense from net interest income. The amount also includes amortization of the placement fee.
     2. The change in fair value of the CD swaps that were originally off-set by the change in the fair value of the associated brokered CDs is reported in non-interest expense with the net cash settlements.
     3. Income tax expense (benefit) for the adjustments reflects the Company's statutory income tax rate of approximately 37%.
     4. The adjustments result in changes in deferred tax assets and CD placement fees, both of which are reported in other assets.
     5. The fair value adjustments to the brokered CDs have been eliminated and the unamortized CD broker placement fees have been recorded.
     6. The adjustment to stockholders' equity reflects the cumulative impact of the adjustments, net of income taxes at approximately 37%, at the balance sheet date.

                                             PULASKI FINANCIAL CORP.
                                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   AMENDED FOR CHANGES IN DERIVATIVE ACCOUNTING

                                                      As
                                                  Originally
                                                   Reported      Adjustments     Revised
SELECTED BALANCE SHEET  DATA:                     AT SEPT 30,                   AT SEPT 30,
(IN THOUSANDS EXCEPT PER SHARE DATA)                 2005                         2005
                                                 -------------                -------------
Total loans                                       $   697,530                  $   697,530
Other assets                                           90,199     1,201 (4,5)       91,400
                                                 -------------                -------------
Total Assets                                         787,729      1,201            788,930
                                                 =============                =============

Deposits                                             494,484      1,687 (2,5)      496,171
Other liabilities                                    244,513       (486) (6)       244,513
Stockholders' equity                                  48,732      1,201             48,246
                                                 -------------                -------------
Total liabilities and stockholders' equity           787,729                       788,930
                                                 =============                =============

                                                                 THREE MONTHS                             TWELVE MONTHS
SELECTED OPERATING DATA:                                         ENDED SEPT 30,                           ENDED SEPT 30,
                                                     As                                            As
                                                 Originally                                    Originally
                                                  Reported      Adjustments      Revised        Reported     Adjustments    Revised
(IN THOUSANDS EXCEPT  SHARE DATA)                   2005                          2005            2005                       2005
                                               --------------                  ------------   ------------                ----------
Interest income                                 $    11,062                     $   11,062     $   37,792                 $   37,792
Interest expense                                      5,393       55(1)              5,448         16,239      451(1)         16,690
                                               --------------                  ------------   ------------                ----------

Net interest income                                   5,669                          5,614         21,553                     21,102
Provision for loan losses                               639                            639          1,635                      1,635
                                               --------------                  ------------   ------------                ----------
Net interest income after provision for
  loan losses                                         5,030                          4,975         19,918                     19,467
                                               --------------                  ------------   ------------                ----------
Total non-interest income                             3,192                          3,192         10,944                     10,944
                                               --------------                  ------------   ------------                ----------

Compensation expense                                  2,420                          2,420          9,239                      9,239
Loss on derivative financial instruments                  -      724(1,2)              724              -      321(1,2)          321
Other                                                 2,494                          2,494         8,955                       8,955
                                               --------------                  ------------   ------------                ----------
 Total non-interest expense                           4,914                          5,638        18,194                      18,515

Income before income taxes                            3,308     (779)                2,529        12,668       772            11,896
Income taxes                                          1,214     (289)(3)               925         4,704      (286)(3)         4,418
                                               --------------                  ------------   ------------                ----------
Net income                                      $     2,094     (490)(6)        $    1,604    $    7,964    $ (486)(6)    $    7,478
                                               ==============                  ============   ============                ==========

SHARE DATA
Weighted average shares outstanding-basic         8,414,359                      8,414,359     8,329,307                   8,329,307
Weighted average shares outstanding-diluted       8,888,655                      8,888,655     8,828,224                   8,828,224
EPS-basic                                      $       0.25                     $     0.19    $     0.96                  $     0.90
EPS-diluted                                    $       0.24                     $     0.18    $     0.90                  $     0.85